Exhibit 99.1

STERIS Announces Financial Results for Fiscal 2022 Fourth Quarter and Full Year

•	Fourth quarter revenue increases 39% as reported; 11% constant currency organic
•	As reported EPS of $0.52; adjusted EPS of $2.04
•	Company provides FY23 Outlook

DUBLIN, IRELAND - (May 11, 2022) - STERIS plc (NYSE: STE) (“STERIS” or the “Company”) today announced financial results for its fiscal 2022 fourth quarter ended March 31, 2022. Revenue as reported for the quarter increased 39% to $1.2 billion compared with $873.5 million in the fourth quarter of fiscal 2021. Constant currency organic revenue (see Non-GAAP Financial Measures) increased 11% for the fourth quarter of fiscal 2022 as compared to the fourth quarter of fiscal 2021.

“We are pleased to end the year with strong performance in the fourth quarter, as our balanced revenue stream continues to deliver solid growth in the current environment,” said Dan Carestio, President and Chief Executive Officer of STERIS. “While supply chain and inflation continue to be a challenge, our teams have worked to address these issues with minimal impact on our ability to serve our Customers. As we look ahead at the new fiscal year, we expect another record year of performance.”

Fourth Quarter and Full Year Operating Results
As reported, net income for the fourth quarter was $52.3 million or $0.52 per diluted share, compared with net income of $87.4 million or $1.02 per diluted share in the fourth quarter of fiscal 2021. Fiscal 2022 fourth quarter was negatively impacted by amortization of acquired intangibles and inventory and property “step up” and one-time expenses associated with acquisitions totaling approximately $198.3 million. Adjusted net income (see Non-GAAP Financial Measures) for the fourth quarter of fiscal 2022 was $205.4 million or $2.04 per diluted share, compared with the previous year’s fourth quarter of $140.3 million or $1.63 per diluted share.

As reported, full year net income was $243.9 million, or $2.48 per diluted share, compared with $397.4 million, or $4.63 per diluted share in fiscal 2021. Fiscal 2022 was negatively impacted by amortization of acquired intangibles and inventory and property “step up” and one-time expenses associated with acquisitions totaling approximately $654.0 million. Adjusted net income for fiscal 2022 was $778.9 million, or $7.92 per diluted share, compared with adjusted net income of $530.2 million, or $6.17 per diluted share in fiscal 2021.

Fourth Quarter Segment Results
Healthcare revenue as reported grew 32% in the quarter to $738.8 million compared with $561.8 million in the fourth quarter of fiscal 2021, with $141.7 million added from acquisitions during the quarter. This performance reflected a 63% increase in consumable revenue, a 21% increase in service revenue and a 17% improvement in capital equipment revenue. Constant currency organic revenue increased 7% for the quarter compared with the prior year quarter. Healthcare operating income was $160.3 million compared with $122.7 million in last year’s fourth quarter. The increase in profitability was primarily due to the benefit of acquired businesses and solid organic volume offset by supply chain and inflationary cost increases.

Fiscal 2022 fourth quarter revenue for Applied Sterilization Technologies (AST) increased 19% as reported to $222.9 million compared with $187.5 million in the same period last year. Constant currency organic revenue increased 22%, driven primarily by increased demand from medical device and biopharma Customers in the quarter compared with the prior year period. Segment operating income was $107.0 million in the fourth quarter of fiscal 2022 compared with operating income of $88.2 million in the same period last year primarily due to increased volume.

Life Sciences fourth quarter revenue as reported grew 15% to $143.3 million compared with $124.2 million in the fourth quarter of fiscal 2021. Growth was driven by a 18% increase in consumable revenue, a 14% improvement in service revenue and a 13% increase in capital equipment revenue. Constant currency organic revenue increased 12% in the quarter compared with the prior year quarter. Operating income was $57.5 million in the fourth quarter of fiscal 2022 compared with $44.4 million in the prior year’s fourth quarter. The increase in profitability was primarily due to the increase in organic volume and contributions from acquisitions.

Dental fourth quarter revenue as reported was $105.7 million and operating income was $18.8 million. Both metrics were below the Company’s expectations primarily due to COVID-19 impacts on patient volumes during the quarter and higher supply chain and inflationary costs.

Cash Flow
Net cash provided by operations for fiscal 2022 was $684.8 million, compared with $689.6 million in fiscal 2021. Free cash flow (see Non-GAAP Financial Measures) for fiscal 2022 was $399.0 million compared with $450.9 million in the prior year period. The decrease in free cash flow is primarily due to anticipated costs associated with the Cantel Medical acquisition and higher capital spending year-over-year.

Fiscal 2023 Outlook
For fiscal 2023, constant currency organic revenue growth is anticipated to be approximately 11%. As reported revenue is expected to increase approximately 12%, reflecting the net impact of acquisitions and divestitures as well as the anticipated negative impact of foreign currency fluctuations. Adjusted earnings per diluted share are anticipated to be in the range of $8.55 to $8.75. This outlook acknowledges continued supply chain and inflation pressure, an adjusted effective tax rate of 22% and a share count of approximately 101 million diluted shares.

Capital expenditures are anticipated to be approximately $330 million and free cash flow is expected to be approximately $675 million.

Conference Call
As previously announced, STERIS management will host a conference call tomorrow, May 12, 2022 at 10:00 a.m. ET. The conference call can be heard at www.steris-ir.com or via phone by dialing 1-833-535-2199 in the United States or 1-412-902-6776 internationally, then asking to join the conference call for STERIS plc.

For those unable to listen to the conference call live, a replay will be available beginning at 12:00 p.m. ET on May 12, 2022, either at www.steris-ir.com or via phone. To access the replay of the call, please use the access code 4484654 and dial 1-877-344-7529 in the United States or 1-412-317-0088 internationally.

About STERIS
STERIS is a leading global provider of products and services that support patient care with an emphasis on infection prevention. WE HELP OUR CUSTOMERS CREATE A HEALTHIER AND SAFER WORLD by providing innovative healthcare, life sciences and dental products and services. For more information, visit www.steris.com.

Company Contact:
Julie Winter, Vice President, Investor Relations and Corporate Communications
Julie_Winter@steris.com

Non-GAAP Financial Measures
Adjusted net income, adjusted EBIT, free cash flow and constant currency organic revenue are non-GAAP measures that may be used from time to time and should not be considered replacements for GAAP results. Non-GAAP financial measures are presented in this release with the intent of providing greater transparency to supplemental financial information used by management and the Board of Directors in their financial analysis and operational decision making. These amounts are disclosed so that the reader has the same financial data that management uses with the belief that it will assist investors and other readers in making comparisons to our historical operating results and analyzing the underlying performance of our operations for the periods presented. The Company believes that the presentation of these non-GAAP financial measures, when considered along with our GAAP financial measures, provides a more complete understanding of the factors and trends affecting our business than could be obtained absent this disclosure.

Adjusted net income excludes the amortization of intangible assets acquired in business combinations, acquisition related transaction costs, integration costs related to acquisitions, redomiciliation and tax restructuring costs, COVID-19 incremental costs, settlement of I.R.S. adjustments related to prior fiscal years, and certain other unusual or non-recurring items. COVID-19 incremental costs include the additional costs attributable to COVID-19 such as enhanced cleaning protocols, personal protective equipment for our employees, event cancellation fees, and payroll costs associated with our response to COVID-19, net of any government subsidies available. STERIS believes this measure is useful because it excludes items that may not be indicative of or are unrelated to our core operating results and provides a baseline for analyzing trends in our underlying businesses.

The Company defines free cash flow as cash flows from operating activities less purchases of property, plant, equipment and intangibles, plus proceeds from the sale of property, plant, equipment, and intangibles. STERIS believes that free cash flow is a useful measure of the Company’s ability to fund future principal debt repayments and growth outside of core operations, pay cash dividends, and repurchase ordinary shares.

To measure the percentage organic revenue growth, the Company removes the impact of significant acquisitions and divestitures that affect the comparability and trends in revenue. To measure the percentage constant currency organic revenue growth, the impact of changes in currency exchange rates and acquisitions and divestitures that affect the comparability and trends in revenue are removed. The impact of changes in currency exchange rates is calculated by translating current year results at prior year average currency exchange rates.

Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures having the same or similar names. These adjusted financial measures should not be considered in isolation or as a substitute for reported sales, gross profit, operating income, net earnings and net earnings per diluted share, the most directly comparable GAAP financial measures. These non-GAAP financial measures are an additional way of viewing aspects of the Company’s operations that, when viewed with GAAP results and the reconciliations to corresponding GAAP financial measures below, provide a more complete understanding of the business. The Company strongly encourages investors and shareholders to review its financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION
The release and the referenced conference call may contain statements concerning certain trends, expectations, forecasts, estimates, or other forward-looking information affecting or relating to STERIS or its industry, products or activities that are intended to qualify for the protections afforded “forward-looking statements” under the Private Securities Litigation Reform Act of 1995 and other laws and regulations. Forward-looking statements speak only as to the date the statement is made and may be identified by the use of forward-looking terms such as “may,” “will,” “expects,” “believes,” “anticipates,” “plans,” “estimates,” “projects,” “targets,” “forecasts,” “outlook,” “impact,” “potential,” “confidence,” “improve,” “optimistic,” “deliver,” “orders,” “backlog,” “comfortable,” “trend”, and “seeks,” or the negative of such terms or other variations on such terms or comparable terminology. Many important factors could cause actual results to differ materially from those in the forward-looking statements including, without limitation, disruption of production or supplies, changes in market conditions, political events, pending or future claims or litigation, competitive factors, technology advances, actions of regulatory agencies, and changes in laws, government regulations, labeling or product approvals or the application or interpretation thereof. Other risk factors are described in STERIS’s other securities filings, including Item 1A of our Annual Report on Form 10-K for the year ended March 31, 2021 and subsequently filed Quarterly Reports on Form 10-Q. Many of these important factors are outside of STERIS’s control. No assurances can be provided as to any result or the timing of any outcome regarding matters described in STERIS’s securities filings or otherwise with respect to any regulatory action, administrative proceedings, government investigations, litigation, warning letters, cost reductions, business strategies, earnings or revenue trends or future financial results. References to products are summaries only and should not be considered the specific terms of the product clearance or literature. Unless legally required, STERIS does not undertake to update or revise any forward-looking statements even if events make clear that any projected results, express or implied, will not be realized. Other potential risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements include, without limitation, (a) the impact of the COVID-19 pandemic on STERIS’s operations, supply chain, material and labor costs, performance, results, prospects, or value, (b) STERIS's ability to achieve the expected benefits regarding the accounting and tax treatments of the redomiciliation to Ireland (“Redomiciliation”), (c) operating costs, Customer loss and business disruption (including, without limitation, difficulties in maintaining relationships with employees, Customers, clients or suppliers) being greater than expected, (d) STERIS’s ability to successfully integrate the businesses of Cantel Medical into our existing businesses, including unknown or inestimable liabilities, or increases in expected integration costs or difficulties in connection with the integration of Cantel Medical (e) STERIS’s ability to meet expectations regarding the accounting and tax treatment of the Tax Cuts and Jobs Act (“TCJA”) or the possibility that anticipated benefits resulting from the TCJA will be less than estimated, (f) changes in tax laws or interpretations that could increase our consolidated tax liabilities, including changes in tax laws that would result in STERIS being treated as a domestic corporation for United States federal tax purposes, (g) the potential for increased pressure on pricing or costs that leads to erosion of profit margins, (h) the possibility that market demand will not develop for new technologies, products or applications or services, or business initiatives will take longer, cost more or produce lower benefits than anticipated, (i) the possibility that application of or compliance with laws, court rulings, certifications, regulations, regulatory actions, including without limitation any of the same relating to FDA, EPA or other regulatory authorities, government investigations, the outcome of any pending or threatened FDA, EPA or other regulatory warning notices, actions, requests, inspections or submissions, or other requirements or standards may delay, limit or prevent new product or service introductions, affect the production, supply and/or marketing of existing products or services or otherwise affect STERIS’s performance, results, prospects or value, (j) the potential of international unrest, economic downturn or effects of currencies, tax assessments, tariffs and/or other trade barriers, adjustments or anticipated rates, raw material costs or availability, benefit or retirement plan costs, or other regulatory compliance costs, (k) the possibility of reduced demand, or reductions in the rate of growth in demand, for STERIS’s products and services, (l) the possibility of delays in receipt of orders, order cancellations, or delays in the manufacture or shipment of ordered products, due to supply chain issues or otherwise, or in the provision of services, (m) the possibility that anticipated growth, cost savings, new product acceptance, performance or approvals, or other results may not be achieved, or that transition, labor, competition, timing, execution, regulatory, governmental, or other issues or risks associated with STERIS’s businesses, industry or initiatives including, without limitation, those matters described in our Annual Report on Form 10-K for the year ended March 31, 2021, and other securities filings, may adversely impact STERIS’s performance, results, prospects or value, (n) the impact on STERIS and its operations, or tax liabilities, of Brexit or the exit of other member countries from the EU, and the Company’s ability to respond to such impacts, (o) the impact on STERIS and its operations of any legislation, regulations or orders, including but not limited to any new trade or tax legislation, regulations or orders, that may be implemented by the U.S. administration or Congress, or of any responses thereto, (p) the possibility that anticipated financial results or benefits of recent acquisitions, including the acquisition of Cantel Medical and Key Surgical, or of STERIS’s restructuring efforts, or of recent divestitures, including anticipated revenue, productivity improvement, cost savings, growth synergies and other anticipated benefits, will not be realized or will be other than anticipated, (q) the increased level of STERIS’s indebtedness incurred in connection with the acquisition of Cantel Medical limiting financial flexibility or increasing future borrowing costs, (r) rating agency actions or other occurrences that could affect STERIS’s existing debt or future ability to borrow funds at rates favorable to STERIS or at all, (s) the potential impact of the acquisition of Cantel Medical on relationships, including with suppliers, Customers, employees and regulators, and (t) the effects of contractions in credit availability, as well as the ability of STERIS’s Customers and suppliers to adequately access the credit markets when needed.

STERIS plc
Consolidated Condensed Statements of Operations
(In thousands, except per share data)	Three Months Ended March 31,		Twelve Months Ended March 31,

	2022	2021	2022	2021
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Revenues	$1,210,686	$873,531	$4,585,064	$3,107,519
Cost of revenues	639,064	493,713	2,568,702	1,764,419
Gross profit	571,622	379,818	2,016,362	1,343,100
Operating expenses:
Selling, general, and administrative	453,636	221,070	1,502,752	731,320
Research and development	26,097	17,514	87,944	66,326
Restructuring expenses (credit)	31	(3,024)	48	(2,914)
Total operating expenses	479,764	235,560	1,590,744	794,732

Income from operations	91,858	144,258	425,618	548,368
Non-operating expenses, net	20,394	8,555	111,115	30,835
Income tax expense	19,411	48,961	71,633	120,663
Net income	$52,053	$86,742	$242,870	$396,870
Less: Net (loss) attributable to noncontrolling interests	(208)	(701)	(1,018)	(530)
Net income attributable to shareholders	$52,261	$87,443	$243,888	$397,400

Earnings per ordinary share (EPS) data:
Basic	$0.52	$1.02	$2.50	$4.66
Diluted	$0.52	$1.02	$2.48	$4.63
Cash dividends declared per share ordinary outstanding	$0.43	$0.40	$1.69	$1.57

Weighted average number of shares outstanding used in EPS computation:
Basic number of shares outstanding	100,101	85,352	97,535	85,203
Diluted number of shares outstanding	100,795	86,038	98,326	85,898

STERIS plc
Consolidated Condensed Balance Sheets
(in thousands)
	March 31,	March 31,
	2022	2021
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$348,320	$220,531
Accounts receivable, net	799,041	609,406
Inventories, net	574,999	315,067
Prepaid expenses and other current assets	156,637	66,750
Total current assets	1,878,997	1,211,754

Property, plant, and equipment, net	1,552,576	1,235,400
Lease right-of-use assets, net	188,480	150,142
Goodwill and intangibles, net	7,761,885	3,924,455
Other assets	70,661	52,720
Total assets	$11,452,599	$6,574,471
Liabilities and equity
Current liabilities:
Accounts payable	$225,737	$156,950
Other current liabilities	696,485	420,970
Total current liabilities	922,222	577,920
Long-term indebtedness	2,945,481	1,650,540
Other liabilities	1,040,259	454,543
Total equity	6,544,637	3,891,468
Total liabilities and equity	$11,452,599	$6,574,471

STERIS plc
Segment Data
(in thousands)
Financial information for each of the segments is presented in the following table. We disclose a measure of segment income that is consistent with the way management operates and views the business. The accounting policies for reportable segments are the same as those for the consolidated Company. Segment income is calculated as the segment’s gross profit less direct costs and indirect costs if the resources are dedicated to a single segment. Corporate costs include corporate and administrative functions, public company costs, legacy post-retirement benefits, and certain services and facilities related to distribution and research and development that are shared by multiple segments.

	Three Months Ended March 31,		Twelve Months Ended March 31,
	2022	2021	2022	2021
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Revenues:
Healthcare	$738,841	$561,808	2,845,467	$1,954,055
Applied Sterilization Technologies	222,880	187,541	852,972	685,912
Life Sciences	143,258	124,182	524,964	467,552
Dental	105,707	—	361,661	—
Total revenues	$1,210,686	$873,531	$4,585,064	$3,107,519
Operating income (loss):
Healthcare	$160,281	$122,708	626,098	$427,089
Applied Sterilization Technologies	107,042	88,232	410,101	310,648
Life Sciences	57,549	44,361	216,188	180,796
Dental	18,834	—	84,441	—
Corporate	(57,598)	(60,690)	(260,059)	(219,153)
Total operating income before adjustments	$286,108	$194,611	$1,076,769	$699,380
Less: Adjustments
Amortization of acquired intangible assets	$174,882	$21,243	$366,434	$83,892
Acquisition and integration related charges	38,090	21,650	205,788	35,634
Redomiciliation and tax restructuring costs	73	742	301	1,592
(Gain) on fair value adjustment of acquisition related contingent consideration	(2,350)	—	(2,350)	(500)
Net (gain) loss on divestiture of businesses	(1,767)	2,025	(874)	2,030
Amortization of inventory and property "step (down) up" to fair value	(14,709)	2,499	81,804	5,600
COVID-19 incremental costs	—	5,333	—	25,793
Restructuring charges (credit)	31	(3,139)	48	(3,029)
Total operating income	$91,858	$144,258	$425,618	$548,368

STERIS plc
Consolidated Condensed Statements of Cash Flows
(in thousands)
	Twelve Months Ended March 31,
	2022	2021
Operating activities:	(Unaudited)	(Unaudited)

Net income	$242,870	$396,870
Non-cash items	590,761	273,764
Changes in operating assets and liabilities	(148,820)	19,006
Net cash provided by operating activities	684,811	689,640
Investing activities:
Purchases of property, plant, equipment, and intangibles, net	(287,563)	(239,262)
Proceeds from the sale of property, plant, equipment, and intangibles	1,741	569
Proceeds from the sale of businesses	169,712	518
Purchase of investments	—	(4,400)
Acquisition of businesses, net of cash acquired	(550,449)	(909,192)
Other	—	(2,392)
Net cash used in investing activities	(666,559)	(1,154,159)
Financing activities:
Proceeds from issuance of senior public notes	1,350,000	—
Proceeds from term loans	650,000	550,000
Payments on term loans	(295,000)	—
Payments on long-term obligations	(721,284)	(35,000)
Payments on convertible debt	(371,361)	—
Payments under credit facilities, net	(240,174)	(30,461)
Deferred financing fees and debt issuance costs	(17,472)	(12,846)
Acquisition related deferred or contingent consideration	(32,679)	(2,395)
Repurchases of ordinary shares	(55,777)	(14,646)
Cash dividends paid to ordinary shareholders	(163,169)	(133,837)
Distributions to noncontrolling interest	(997)	(4,179)
Contributions from noncontrolling interest	3,672	2,258
Stock option and other equity transactions, net	10,071	26,726
Net cash provided by financing activities	115,830	345,620
Effect of exchange rate changes on cash and cash equivalents	(6,293)	19,849
Increase (decrease) in cash and cash equivalents	127,789	(99,050)
Cash and cash equivalents at beginning of period	220,531	319,581
Cash and cash equivalents at end of period	$348,320	$220,531

The following table presents a financial measure which is considered to be "non-GAAP financial measures" under Securities Exchange Commission rules. Free cash flow is defined by the Company as cash flows from operating activities less purchases of property, plant, equipment and intangibles (capital expenditures) plus proceeds from the sale of property, plant, equipment and intangibles. The Company uses free cash flow as a measure to gauge its ability to pay cash dividends, fund growth outside of core operations, fund future debt principal repayments, and repurchase shares. STERIS's calculation of free cash flows may vary from other companies.

	Twelve Months Ended March 31,
	2022	2021
	(Unaudited)	(Unaudited)

Calculation of Free Cash Flow:
Cash flows from operating activities	$684,811	$689,640
Purchases of property, plant, equipment, and intangibles, net	(287,563)	(239,262)
Proceeds from the sale of property, plant, equipment, and intangibles	1,741	569
Free Cash Flow	$398,989	$450,947

STERIS plc
Consolidated Condensed Statements of Cash Flows (Continued)
(in thousands)
Twelve Months Ended
March 31,
Calculation of free cash flow for outlook:	2023
(Outlook)**
Cash flows from operating activities	$1,005,000
Purchases of property, plant, equipment, and intangibles, net	(330,000)
Free Cash Flow	$675,000
** All amounts are estimates.

STERIS plc
Non-GAAP Financial Measures
(in thousands, except per share data)

Non-GAAP financial measures are presented with the intent of providing greater transparency to supplemental financial information used by management and the Board of Directors in their financial analysis and operational decision making. These amounts are disclosed so that the reader has the same financial data that management uses with the belief that it will assist investors and other readers in making comparisons to our historical operating results and analyzing the underlying performance of our operations for the periods presented.

Management and the Board of Directors believe that the presentation of these non-GAAP financial measures, when considered along with our GAAP financial measures and the reconciliation to the corresponding GAAP financial measures, provides the reader with a more complete understanding of the factors and trends affecting our business than could be obtained absent this disclosure. It is important for the reader to note that the non-GAAP financial measure used may be calculated differently from, and therefore may not be comparable to, a similarly titled measure used by other companies.

To measure the percentage organic revenue growth, the Company removes the impact of acquisitions and divestitures that affect the comparability and trends in revenue. To measure the percentage constant currency organic revenue growth, the impact of changes in currency exchange rates and acquisitions and divestitures that affect the comparability and trends in revenue are removed. The impact of changes in currency exchange rates is calculated by translating current year results at prior year average currency exchange rates.

	Three months ended March 31, (unaudited)
	As reported, GAAP		Impact of Acquisitions	Impact of Divestitures	Impact of Foreign Currency Movements	GAAP Growth	Organic Growth	Constant Currency Organic Growth
	2022	2021	2022	2021	2022	2022	2022	2022
Segment revenues:
Healthcare	$738,841	$561,808	$141,655	$—	$(3,634)	31.5%	6.3%	6.9%
Applied Sterilization Technologies	222,880	187,541	—	—	(4,958)	18.8%	18.8%	21.5%
Life Sciences	143,258	124,182	5,863	—	(1,764)	15.4%	10.6%	12.1%
Dental	105,707	—	105,707	—	—	—%	—%	—%
Total	$1,210,686	$873,531	$253,225	$—	$(10,356)	38.6%	9.6%	10.8%

	Twelve months ended March 31, (unaudited)
	As reported, GAAP		Impact of Acquisitions	Impact of Divestitures	Impact of Foreign Currency Movements	GAAP Growth	Organic Growth	Constant Currency Organic Growth
	2022	2021	2022	2021	2022	2022	2022	2022
Segment revenues:
Healthcare	$2,845,467	$1,954,055	$668,264	$—	$7,821	45.6%	11.4%	11.0%
Applied Sterilization Technologies	852,972	685,912	19,938	—	1,996	24.4%	21.4%	21.2%
Life Sciences	524,964	467,552	23,236	—	1,834	12.3%	7.3%	6.9%
Dental	361,661	—	361,661	—	—	—%	—%	—%
Total	$4,585,064	$3,107,519	$1,073,099	$—	$11,651	47.5%	13.0%	12.6%

STERIS plc
Non-GAAP Financial Measures (Continued)
(in thousands, except per share data)

	Three months ended March 31, (unaudited)
	Gross Profit		Income from Operations		Net Income attributable to shareholders		Diluted EPS
	2022	2021	2022	2021	2022	2021	2022	2021
GAAP	$571,622	$379,818	$91,858	$144,258	$52,261	$87,443	$0.52	$1.02
Adjustments:
Amortization of acquired intangible assets	(8,282)	40	174,882	21,243
Acquisition and integration related charges	1,876	390	38,090	21,650
Redomiciliation and tax restructuring costs	—	—	73	742
(Gain) on fair value adjustment of acquisition related contingent consideration	—	—	(2,350)	—
Net (gain) loss on divestiture of businesses	—	—	(1,767)	2,025
Amortization of inventory and property "step (down) up" to fair value	(14,728)	2,500	(14,709)	2,499
COVID-19 incremental costs	—	4,125	—	5,333
Restructuring (credit) charges	—	(115)	31	(3,139)
Consideration received for pre-acquisitition arrangement					—	(7)
Net impact of adjustments after tax*					153,102	52,887
Net EPS impact							1.52	0.61
Adjusted	$550,488	$386,758	$286,108	$194,611	$205,363	$140,323	$2.04	$1.63
* The tax expense includes both the current and deferred income tax impact of the adjustments.

	Twelve months ended March 31, (unaudited)
	Gross Profit		Income from Operations		Net Income attributable to shareholders		Diluted EPS
	2022	2021	2022	2021	2022	2021	2022	2021
GAAP	$2,016,362	$1,343,100	$425,618	$548,368	$243,888	$397,400	$2.48	$4.63
Adjustments:
Amortization of acquired intangible assets	65	11,099	366,434	83,892
Acquisition and integration related charges	8,906	702	205,788	35,634
Redomiciliation and tax restructuring costs	—	—	301	1,592
(Gain) on fair value adjustment of acquisition related contingent consideration	—	—	(2,350)	(500)
Net (gain) loss on divestiture of businesses	—	—	(874)	2,030
Amortization of inventory and property "step up" to fair value	73,864	5,596	81,804	5,600
COVID-19 incremental costs	—	20,460	—	25,793
Restructuring (credit) charges	—	(115)	48	(3,029)
Consideration received for pre-acquisitition arrangement					—	(833)
Fair value adjustment related to convertible debt, premium liability					27,806	—
Net impact of adjustments after tax*					507,222	133,583
Net EPS impact							5.44	1.54
Adjusted	$2,099,197	$1,380,842	$1,076,769	$699,380	$778,916	$530,150	$7.92	$6.17
* The tax expense includes both the current and deferred income tax impact of the adjustments.

STERIS plc
Non-GAAP Financial Measures (Continued)
(in thousands, except per share data)

FY 2023 Outlook	Twelve Months
Ended March 31, 2023
(Outlook)***
Net income per diluted share	$5.57-5.77
Amortization of acquired intangible assets	2.85
Acquisition and integration related charges	0.13
Adjusted net income per diluted share	$8.55-$8.75

*** All amounts are estimates.

STERIS plc
Unaudited Supplemental Financial Data
Fourth Quarter Fiscal 2022
For the Periods Ending March 31, 2022 and 2021
	FY 2022	FY 2021	FY 2022	FY 2021
Total Company Revenues	Q4	Q4	YTD	YTD

Consumables	$420,087	$206,299	$1,607,101	$725,951
Service	526,178	445,917	2,028,783	1,663,979
Total Recurring	$946,265	$652,216	$3,635,884	$2,389,930
Capital Equipment	$264,421	$221,315	$949,180	$717,589
Total Revenues	$1,210,686	$873,531	$4,585,064	$3,107,519
Ireland Revenues	$19,934	$20,126	$82,011	$71,905
Ireland Revenues as a % of Total	2%	2%	2%	2%
United States Revenues	$845,825	$613,484	$3,228,864	$2,227,038
United States Revenues as a % of Total	70%	70%	70%	72%
International Revenues	$344,927	$239,921	$1,274,189	$808,576
International Revenues as a % of Total	28%	27%	28%	26%

Segment Data	FY 2022	FY 2021	FY 2022	FY 2021
	Q4	Q4	YTD	YTD
Healthcare
Revenues
Consumables	$254,074	$155,556	$1,004,605	$510,946
Service	272,771	224,998	1,058,357	854,245
Total Recurring	$526,845	$380,554	$2,062,962	$1,365,191
Capital Equipment	211,996	181,254	782,505	588,864
Total Healthcare Revenues	$738,841	$561,808	$2,845,467	$1,954,055
Segment Operating Income	$160,281	$122,708	$626,098	$427,089

Applied Sterilization Technologies
Applied Sterilization Technologies Revenues	$222,880	$187,541	$852,972	$685,912
Segment Operating Income	$107,042	$88,232	$410,101	$310,648

Life Sciences
Revenues
Consumables	$59,985	$50,743	$239,365	$215,005
Service	38,335	33,747	143,318	124,191
Total Recurring	$98,320	$84,490	$382,683	$339,196
Capital Equipment	44,938	39,692	142,281	128,356
Total Life Sciences Revenues	$143,258	$124,182	$524,964	$467,552
Segment Operating Income	$57,549	$44,361	$216,188	$180,796

Total Dental Revenues	$105,707	$—	$361,661	$—
Segment Operating Income	$18,834	$—	$84,441	$—

Corporate
Operating loss	$(57,598)	$(60,690)	$(260,059)	$(219,153)

Other Data	FY 2022	FY 2021	FY 2022	FY 2021
	Q4	Q4	YTD	YTD

Healthcare Backlog **	$423,643	$206,300
Life Sciences Backlog **	104,693	79,866
Total Backlog **	$528,336	$286,166

GAAP Income Tax Rate	27.2%	36.1%	22.8%	23.3%
Adjusted Income Tax Rate	22.8%	25.0%	21.7%	20.7%
** Backlog totals exclude Cantel Medical.

This supplemental data is consistent with publicly disclosed information provided in quarterly conference calls, earnings releases and SEC filings, and is subject to all definitions, precautions and limitations contained in those disclosures. Please see the Company's most recent 10-K for definitions (and reconciliation where appropriate) of adjusted measures, backlog, free cash flow and net debt.